Exhibit 99.2

Tier Technologies, Inc. 2001 North Main Street Suite 500 Walnut Creek, CA 94596

CONTACT: Tier Technologies James R. Weaver, President and CEO (571) 382-1028

Tom Nutile, Vice President of Corporate Communications
(617) 737-1100 x314

Tier Completes Restructuring Activities

Strengthens Focus on Core Government Businesses

WALNUT CREEK, Calif., Nov. 10, 2003 - Tier Technologies, Inc., (Nasdaq: TIER) announced today that it has completed its strategic review of all business units and has renewed its focus on its core Government Services businesses while exiting other unprofitable or marginal business operations.

Tier has created two business units from its Government Services operations: the Government Business Process Outsourcing Business Unit and the Government Systems Integration Business Unit. The Company intends to increase its investment in business development in both of those areas to support revenue growth.

“One of the drivers for this move is our strong belief in the opportunities in front of our Government Services businesses. Combined with our wholly owned subsidiary, Official Payments Corporation, these business units have strong, recurring revenue streams that created more than 90 percent of our revenue during the past fiscal year,” said James R. Weaver, President and Chief Executive Officer. “By dividing Government Services into Business Process Outsourcing and Systems Integration, I believe we will be better able to realize the large number of pipeline opportunities that each of these business units has to offer.

“When we announced our strategic review of all business units earlier this year, we promised to take the steps necessary to boost profitability and revenue,” Weaver added. “As a result of our realignment, I expect Tier to grow its fiscal 2004 revenues from the continuing businesses by approximately 6 percent, after giving effect in 2003 to the exited business units, and achieve double-digit revenue increases beyond 2004. We have exited businesses that were not profitable, or contributed little to our earnings.”

The Company has exited the following businesses: the United Kingdom operation, the Systems & Technology Training division, the Justice & Public Safety division, the Tier Strategies division, and the management consulting division that focused on the health care industry. Tier will fulfill its contractual obligations on existing contracts in those businesses.

“Exiting these businesses provides an opportunity to enhance shareholder value by eliminating under-performing units that have had a history of losing money or are delivering marginal results. We believe these businesses would not benefit from additional investments since the return on investment was not clear,” said Jeffrey A. McCandless, Senior Vice President and Chief Financial Officer.  “These units collectively posted a loss in the fourth quarter of 2003.”

The Company has taken a non-cash charge of approximately $18.2 million in the fourth quarter of 2003 and expects to take a non-cash charge of approximately $1.0 million in the first quarter of 2004 to reflect the write-off of goodwill and intangible assets relating to these business units. Additionally, the Company has incurred a cash charge of approximately $1.6 million in the fourth quarter of 2003 that has already been or will be paid and further expects to pay $2.1 million over time to cover severance payments and costs to close certain office locations.   The Company also incurred an adjustment to revenue of approximately $0.1 million to write the value of certain unbilled receivables within these business units to net realizable value.

Tier will host a conference call at 7 a.m. (Eastern time) on Tuesday, Nov. 11 to discuss details of its financial results for the fiscal 2003 fourth quarter and year ended Sept. 30, 2003 as well as 2004 guidance, restructuring and the commencement of a lawsuit against the California Public Employees Retirement System (CalPERS). To access the conference call, please dial (303) 205-0033.  The conference call will also be broadcast live via the Internet at www.Tier.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the live broadcast, a replay will be available on the website at www.Tier.com or by calling (303) 590-3000 and entering 556344# from 2 hours after the end of the call until 11:59 p.m. (Eastern time) Tuesday, Nov. 18, 2003.  Copies of this press release and the other press releases issued today are available on the Tier website at www.Tier.com.

About Tier

Tier is a vertically focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government market. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships.  The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements.  Tier is included in the Russell 3000® Index and was ranked by Forbes Magazine as one of the “200 Best Small Companies” in America in 2002.  More information about the company is available at www.tier.com.

Statements made in this press release that are not historical in nature, including statements regarding pipeline opportunities, future growth in revenues, future profitability and operating results, the fulfillment of existing contracts and future charges related to the announced restructuring, are forward looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities, the timing, initiation, completion, renewal, extension or early termination of client projects; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2002 and most recent quarterly reports on Form 10-Q, as well as other filings with the SEC.

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